For Immediate Release
Contact:	Marcy Mutch	NASDAQ: FIBK
	Investor Relations Officer First Interstate BancSystem, Inc. (406) 255-5322 investor.relations@fib.com	www.FIBK.com

First Interstate BancSystem, Inc. Reports Fourth Quarter Earnings;
Increases Dividend by 25%; Sets Annual Meeting Date

Billings, MT - January 27, 2015 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) reports fourth quarter 2014 net income of $22.8 million, or $0.49 per share, a 19% increase over third quarter 2014 net income of $19.2 million, or $0.42 per share. Included in fourth quarter net income were non-core expenses related to the acquisition of Mountain West Financial Corp of $2.4 million. Exclusive of non-core items, the Company's fourth quarter 2014 core net income was $24.3 million, or $0.53 per share, as compared to core net income of $22.3 million, or $0.49 per share, for third quarter 2014.

For the year ended December 31, 2014, the Company reported net income of $84.4 million, or $1.87 per share, compared to $86.1 million, or $1.96 per share in 2013. Exclusive of non-core items, which included acquisition costs and litigation accruals, the Company's 2014 core net income was $89.3 million, or $1.98 per share, as compared to core net income of $86.1 million, or $1.96 per share, in 2013.

FOURTH QUARTER HIGHLIGHTS

•	Successful integration of Mountain West Bank operations into First Interstate Bank

•	Continued improvement in asset quality with non-performing assets decreasing $13.4 million to 0.91% of total assets as of December 31, 2014

•	Net loan charge-offs of $149 thousand, or 0.01% of average loans, annualized

•	12.7% loan growth year-over-year, of which 4.4% was organic

•	14.2% deposit growth year-over-year, of which 5.8% was organic

“We delivered another solid quarter of earnings growth driven by positive trends in revenues, improved efficiencies, and improving credit quality,” said Ed Garding, President and Chief Executive Officer of First Interstate BancSystem, Inc. “These positive trends have helped us to offset the pressure we are seeing on our net interest margin due to the continued low interest rate environment," Mr. Garding continued. "We are pleased with the smooth integration of Mountain West's banking operations, and we are seeing the positive impact from this acquisition that we anticipated," said Mr. Garding.
“Our improving earnings power has enabled us to increase our quarterly dividend another 25% to $0.20 per common share. We are pleased to be able to generate this strong return for our shareholders and we look forward to delivering another positive year in 2015,” said Mr. Garding.
DIVIDEND DECLARATION

On January 22, 2015, the Company's board of directors declared a dividend of $0.20 per common share payable on
February 13, 2015 to owners of record as of February 2, 2015. This dividend equates to a 2.9% annual yield based on the $27.85 average closing price of the Company's common stock during fourth quarter 2014, and reflects a 25% increase from dividends paid during third quarter 2014 of $0.16 per common share.

ANNUAL MEETING DATE SET

On January 22, 2015, the Company's Board of Directors voted that the Annual Meeting of Shareholders be held on May 20, 2015, at the First Interstate Bank Operations Center, 1800 Sixth Avenue North, Billings, Montana at 4:00 p.m. Mountain Daylight Time. The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is March 16, 2015.

RESULTS OF OPERATIONS

Net Interest Income. Deposit growth combined with corresponding increases in interest earning assets resulted in an increase in net interest income on a fully taxable equivalent basis. Net interest income increased $456 thousand to $66.6 million during fourth quarter 2014, as compared to $66.1 million during third quarter 2014, and increased $11.3 million to $252.8 million in 2014, as compared to $241.5 million in 2013. Interest accretion related to the fair valuation of acquired loans contributed $1.1 million of interest income during fourth quarter 2014, as compared to $1.3 million during third quarter 2014.

Despite increases in net interest income, the Company's net interest margin ratio decreased 17 basis points to 3.38% during fourth quarter 2014, as compared to 3.55% during the third quarter 2014. Exclusive of the accelerated interest accretion related to early payoffs of acquired loans and the impact of recoveries of charged-off interest, the Company's net interest margin ratio declined 14 basis points to 3.32% during fourth quarter 2014, as compared to 3.46% during third quarter 2014. During fourth quarter 2014, growth in average deposits outpaced growth in average loans. Excess liquidity was invested in lower yielding interest bearing deposits in banks and investment securities, which caused the Company's net interest margin ratio to decline by approximately 10 basis points compared to third quarter 2014. The remaining 4 basis point compression in net interest margin ratio was primarily due to lower yields on average outstanding loans and a change in loan mix.

During 2014, the Company's net interest margin ratio decreased to 3.49%, from 3.54% in 2013. Declines in yields earned on the Company's loan and investment portfolios were partially offset by increases in average outstanding loans, reductions in funding costs and lower average outstanding time deposits. Exclusive of the accelerated interest accretion related to early payoffs of acquired loans and the impact of recoveries of charged-off interest, the Company's net interest margin ratio was 3.43% during 2014 and 3.52% during 2013.

Non-Interest Income. Non-interest income increased $2.0 million to $31.4 million during fourth quarter 2014, as compared to $29.4 million during third quarter 2014. During fourth quarter 2014, the Company recognized gains aggregating $1.2 million on the sale of two bank buildings, received an insurance death benefit of $823 thousand and recorded a volume bonus of $616 thousand from its card payment network. Also contributing to the increase in non-interest income during fourth quarter 2014, as compared to third quarter 2014, were increases of $1.2 million in debit card interchange fees resulting from higher transaction volumes. Partially offsetting these increases was a $1.8 million seasonal decline in income from the origination and sale of mortgage loans.

Non-interest income decreased slightly to $111.4 million in 2014, as compared to $111.7 million in 2013. Decreases in income for the origination and sale of loans in 2014, as compared to 2013, were largely offset by increases in debit and credit card interchange fees, life insurance income, gains on the sale of two bank buildings and increases in wealth management revenues.

Income from the origination and sale of loans decreased $1.8 million to $5.6 million during fourth quarter 2014, as compared to $7.3 million during third quarter 2014, due to the combined impact of lower home purchase loan production and increased retention of select mortgage loan production in the Company's residential real estate loan portfolio. Overall mortgage loan production decreased 11% during fourth quarter 2014, as compared to third quarter 2014. Loans originated for home purchases accounted for approximately 71% of the Company's mortgage loan production during fourth quarter 2014, as compared to 81% during third quarter 2014. Income from the origination and sale of loans decreased 30% to $23.9 million for the twelve months ended December 31, 2014, as compared to $34.3 million in 2013, with production volume decreasing 18% year-over-year.

Non-Interest Expense. Non-interest expense decreased $3.3 million to $61.7 million during fourth quarter 2014, as compared to $65.0 million during third quarter 2014. Third and fourth quarter 2014 non-interest expense includes $5.0 million and $2.4 million, respectively, of acquisition and pending litigation expenses which the Company considers non-core. Exclusive of these non-core expenses, non-interest expense decreased $621 thousand to $59.3 million during fourth quarter 2014, compared to $59.9 million during third quarter 2014. During fourth quarter 2014, increases in advertising, business meals, entertainment and furniture and equipment expenses were more than offset by lower incentive bonus accruals and decreases in group health insurance costs.

Non-interest expense increased $14.8 million to $236.9 million in 2014, as compared to $222.1 million in 2013. Exclusive of non-core expenses, non-interest expense increased $6.8 million, or 3%, to $228.9 million in 2014, compared to $222.1 million in 2013. Year-over-year increases in non-interest expense are primarily attributable to the additional operating costs of Mountain West Financial Corp, which was acquired on July 31, 2014, and costs associated with software upgrades.

Salaries and wages expense decreased $2.2 million to $23.7 million during fourth quarter 2014, as compared to $25.9 million during third quarter 2014, primarily due to lower incentive bonus accruals and decreases in commissioned pay. Salaries and wages expense increased $2.4 million to $96.5 million in 2014, as compared to $94.2 million in 2013 due to the personnel costs associated with the acquisition of Mountain West Financial Corp and inflationary wage increases. These increases were partially offset by lower incentive bonus accruals.

Employee benefits expense decreased $1.0 million to $6.8 million during fourth quarter 2014, as compared to $7.8 million during third quarter 2014, primarily due to the reversal of previously accrued health insurance expense reflective of favorable claims experienced during 2014. Employee benefits expense for the year ended December 31, 2014 decreased $208 thousand, or less than 1%, to $30.1 million, as compared to $30.3 million in 2013.

Furniture and equipment expense increased $782 thousand to $4.1 million during fourth quarter 2014, compared to $3.3 million during third quarter 2014, due to software costs associated with the implementation of new software systems including software to assist in accounting for acquired credit impaired loans, process mortgage loans and automate certain reconciliation functions. Furniture and equipment expense increased $1.3 million to $13.8 million in 2014, as compared to $12.6 million in 2013 due to the addition of facilities in conjunction with the acquisition of Mountain West Financial Corp and costs associated with software upgrades.

Other expenses increased $1.3 million to $16.6 million during fourth quarter 2014, as compared to $15.3 million during third quarter 2014, primarily due to increases in advertising, business meals and entertainment expenses that typically occur during the fourth quarter of each year. Other expenses increased $3.5 million to $59.2 million in 2014, as compared to $55.7 million in 2013 primarily due to additional costs associated with the acquisition of Mountain West Financial Corp.

BALANCE SHEET

Total loans increased $43 million, or less than 1%, to $4.9 billion as of December 31, 2014, as compared to September 30, 2014. Increases in residential real estate and consumer loans were partially offset by seasonal declines in agricultural loans.

Residential real estate loans grew $43 million to $1.0 billion as of December 31, 2014, from $957 million as of September 30, 2014, due to retention of 1-4 family residential real estate loans that are primarily five to fifteen year adjustable rate and conventional mortgages.

Consumer loans increased $17 million to $762 million as of December 31, 2014, from $745 million as of September 30, 2014, primarily due to increases in indirect consumer loans. Indirect consumer loans grew organically $15 million to $553 million as of December 31, 2014, from $538 million as of September 30, 2014, due to continued expansion of the Company's indirect lending program within existing markets.

Agricultural loans decreased $12 million to $125 million as of December 31, 2014, from $137 million as of September 30, 2014, due to seasonal reductions in operating lines that typically occur during the fourth quarter of each year.

Commercial real estate loans decreased $47 million to $1.6 billion as of December 31, 2014, from $1.7 billion as of
September 30, 2014, and construction loans increased $51 million to $418 million as of December 31, 2014, from $367 million as of September 30, 2014. These fluctuations were due to the fourth quarter 2014 reclassification of certain commercial construction and land acquisition and development loans acquired from Mountain West Financial Corp from the commercial real estate category into the construction loan category consistent with the Company's current loan classification structure.

Premises and equipment decreased $12 million to $195 million as of December 31, 2014, from $207 million as of
September 30, 2014, primarily due to the sale of vacated Mountain West Financial Corp property and equipment at its carrying value of $8 million. In addition, during fourth quarter 2014, the Company sold two bank buildings with carrying values totaling $2 million at a net gain of $1.2 million.

Other real estate owned, or OREO, decreased $5 million to $13 million as of December 31, 2014, from $18 million as of September 30, 2014. During fourth quarter 2014, the Company sold OREO properties with carrying values of $5 million at a net gain of $532 thousand. As of December 31, 2014, the composition of OREO properties was 43% land acquisition and development, 34% commercial, 20% residential, 2% agricultural and 1% construction.

Total deposits increased $47 million, or less than 1.0%, to $7.0 billion as of December 31, 2014, as compared to September 30, 2014. During fourth quarter 2014, the Company experienced a shift in the mix of deposits away from interest bearing demand deposits to non-interest bearing demand deposits. As of December 31, 2014, the mix of total deposits was 26% non-interest bearing demand, 30% interest bearing demand, 26% savings and 18% time. This compares to 24% non-interest bearing demand, 32% interest bearing demand, 26% savings and 18% time as of September 30, 2014.

Subordinated debentures held by subsidiary trusts decreased $20 million, to $82 million as of December 31, 2014, from $102 million as of September 30, 2014. During December 2014, the Company repaid $20 million of subordinated debentures acquired as part of the Mountain West Financial Corp acquisition.

ASSET QUALITY

Asset quality continued to improve during fourth quarter 2014 with non-performing assets ending the year at $78 million, or 0.91% of total assets. This compares to $92 million, or 1.08% of total assets, as of September 30, 2014. Additionally, criticized loans remained stable at $353 million as of December 31, 2014, and net loan charge-offs declined to $149 thousand during fourth quarter 2014, as compared to $4 million during third quarter 2014.

The Company recorded a $118 thousand provision for loan losses during fourth quarter 2014, compared to $261 thousand during third quarter 2014. The allowance for loan losses as a percentage of period end loans remained stable at 1.52% as of December 31, 2014, compared to 1.53% as of September 30, 2014. During the year ended December 31, 2014, the Company reversed provisions for loan losses of $6.6 million, as compared to a provision reversals of $6.1 million in 2013. Provision reversals are reflective of continued improvement and stabilization of credit quality.

STOCK REPURCHASE PROGRAM

On January 23, 2015, the Company's board of directors approved the repurchase of up to 1,000,000 shares of the Company's outstanding Class A common stock from time to time through open market or privately negotiated transactions, as market and business conditions permit. Share repurchases will be conducted in a manner intended to comply with the safe harbor provisions of Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended. Repurchased shares will be returned to authorized but unissued shares of Class A common stock in accordance with Montana law.

Fourth Quarter 2014 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss fourth quarter 2014 results at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Wednesday, January 28, 2015. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time) on January 28, 2015 through 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) on February 28, 2015, by dialing 1-877-344-7529 (using conference ID 10057253). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates 79 banking offices, including detached drive-up facilities, in 41 communities in Montana, Wyoming and western South Dakota. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout the Company's market areas.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: continuing or worsening business and economic conditions, adverse economic conditions affecting Montana, Wyoming and western South Dakota, credit losses, lending risk, adequacy of the allowance for loan losses, impairment of goodwill, changes in interest rates, access to low-cost funding sources, dependence on the Company’s management team, ability to attract and retain qualified employees, governmental regulation and changes in regulatory, tax and accounting rules and interpretations, failure of technology, inability to meet liquidity requirements, failure to manage growth, competition, ineffective internal operational controls, environmental remediation and other costs, reliance on external vendors, litigation pertaining to fiduciary responsibilities, failure to effectively implement technology-driven products and services, soundness of other financial institutions, inability of our bank subsidiary to pay dividends, implementation of new lines of business or new product or service offerings, change in dividend policy, volatility of Class A common stock, decline in market price of Class A common stock, dilution as a result of future equity issuances, uninsured nature of any investment in Class A common stock, voting control of Class B stockholders, anti-takeover provisions, controlled company status, and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary
(Unaudited, $ in thousands, except per share data)

	2014				2013
INCOME STATEMENT SUMMARIES	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Net interest income	$65,516	$65,082	$59,727	$58,136	$59,974
Net interest income on a fully-taxable equivalent ("FTE") basis	66,585	66,129	60,806	59,243	61,109
Provision for loan losses	118	261	(2,001)	(5,000)	(4,000)
Non-interest income:
Other service charges, commissions and fees	11,429	10,458	9,699	9,156	9,458
Income from the origination and sale of loans	5,554	7,346	6,380	4,660	5,602
Wealth management revenues	4,775	5,157	4,609	4,455	4,350
Service charges on deposit accounts	4,432	4,331	3,929	3,875	4,086
Investment securities gains (losses), net	(19)	(8)	17	71	(25)
Other income	5,190	2,079	1,937	1,889	2,203
Total non-interest income	31,361	29,363	26,571	24,106	25,674
Non-interest expense:
Salaries and wages	23,717	25,914	24,440	22,442	24,335
Employee benefits	6,812	7,841	7,164	8,313	7,289
Occupancy, net	4,770	4,534	4,253	4,239	4,206
Furniture and equipment	4,120	3,338	3,157	3,201	3,192
Outsourced technology services	2,468	2,346	2,309	2,300	2,382
Other real estate owned (income) expense, net	(61)	(58)	(134)	(19)	1,292
Core deposit intangible amortization	855	688	354	354	354
Non-core expenses	2,368	5,052	597	—	—
Other expenses	16,604	15,303	13,780	13,508	14,735
Total non-interest expense	61,653	64,958	55,920	54,338	57,785
Income before taxes	35,106	29,226	32,379	32,904	31,863
Income taxes	12,330	10,071	11,302	11,511	11,088
Net income	$22,776	$19,155	$21,077	$21,393	$20,775
Core net income**	$24,260	$22,302	$21,438	$21,349	$20,791

PER COMMON SHARE DATA
Net income - basic	$0.50	$0.43	$0.48	$0.49	$0.47
Net income - diluted	0.49	0.42	0.47	0.48	0.47
Core net income - diluted	0.53	0.49	0.48	0.48	0.47
Cash dividend paid	0.16	0.16	0.16	0.16	0.14
Book value at period end	19.85	19.40	18.95	18.60	18.15
Tangible book value at period end**	15.07	14.61	14.71	14.37	13.89

OUTSTANDING COMMON SHARES
At period-end	45,788,415	45,672,922	44,255,012	44,390,095	44,155,063
Weighted-average shares - basic	45,485,548	44,911,858	44,044,260	43,997,815	43,888,261
Weighted-average shares - diluted	46,037,344	45,460,288	44,575,963	44,620,776	44,541,497

SELECTED ANNUALIZED RATIOS
Return on average assets	1.05%	0.93%	1.12%	1.16%	1.10%
Core return on average assets**	1.12	1.09	1.14	1.16	1.10
Return on average common equity	10.09	8.55	10.18	10.74	10.32
Core return on average common equity**	10.75	9.96	10.36	10.72	10.32
Return on average tangible common equity**	13.34	11.17	13.16	14.00	13.49
Net FTE interest income to average earning assets	3.38	3.55	3.54	3.52	3.52

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary
(Unaudited, $ in thousands, except per share data)

	2014	2013
INCOME STATEMENT SUMMARIES
Net interest income	$248,461	$236,967
Net interest income on a fully-taxable equivalent ("FTE") basis	252,763	241,460
Provision for loan losses	(6,622)	(6,125)
Non-interest income:
Other service charges, commissions and fees	40,742	35,977
Income from the origination and sale of loans	23,940	34,254
Wealth management revenues	18,996	17,085
Service charges on deposit accounts	16,567	16,837
Investment securities gains (losses), net	61	1
Other income	11,095	7,525
Total non-interest income	111,401	111,679
Non-interest expense:
Salaries and wages	96,513	94,155
Employee benefits	30,130	30,338
Occupancy, net	17,796	16,587
Furniture and equipment	13,816	12,554
Outsourced technology services	9,423	9,029
Other real estate owned (income) expense, net	(272)	2,291
Core deposit intangible amortization	2,251	1,418
Non-core expenses	8,017	—
Other expenses	59,195	55,697
Total non-interest expense	236,869	222,069
Income before taxes	129,615	132,702
Income taxes	45,214	46,566
Net income	$84,401	$86,136
Core net income**	$89,349	$86,135

PER COMMON SHARE DATA
Net income - basic	$1.89	$1.98
Net income - diluted	1.87	1.96
Core net income - diluted	1.98	1.96
Cash dividend paid	0.64	0.41

OUTSTANDING COMMON SHARES
Weighted-average shares - basic	44,615,060	43,566,681
Weighted-average shares - diluted	45,210,561	44,044,602

SELECTED ANNUALIZED RATIOS
Return on average assets	1.06%	1.16%
Core return on average assets**	1.12	1.16
Return on average common equity	9.86	11.05
Core return on average common equity**	10.44	11.05
Return on average tangible common equity**	12.88	14.59
Net FTE interest income to average earning assets	3.49	3.54

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2014					2013
BALANCE SHEET SUMMARIES	Dec 31		Sept 30	Jun 30	Mar 31	Dec 31
Assets:
Cash and cash equivalents	$798,670		$819,963	$503,648	$610,531	$534,827
Investment securities	2,287,110		2,169,774	2,093,985	2,095,088	2,151,543
Loans held for investment:
Commercial real estate	1,639,422		1,686,509	1,464,947	1,452,967	1,449,174
Construction real estate	418,269		367,420	361,009	354,349	351,635
Residential real estate	999,903		957,282	894,502	868,836	867,912
Agricultural real estate	167,659		158,940	162,428	160,570	173,534
Consumer	762,471		745,482	707,035	670,406	671,587
Commercial	740,073		736,908	727,482	707,237	676,544
Agricultural	124,859		136,587	130,280	108,376	111,872
Other	3,959		2,316	2,016	3,626	1,734
Mortgage loans held for sale	40,828		62,938	56,663	38,471	40,861
Total loans	4,897,443		4,854,382	4,506,362	4,364,838	4,344,853
Less allowance for loan losses	74,200		74,231	78,266	81,371	85,339
Net loans	4,823,243		4,780,151	4,428,096	4,283,467	4,259,514
Premises and equipment, net	195,212		207,181	180,341	179,942	179,690
Goodwill and intangible assets (excluding mortgage servicing rights)	218,870		218,799	187,502	187,858	188,214
Company owned life insurance	153,821		152,761	138,899	138,027	122,175
Other real estate owned, net	13,554		18,496	16,425	16,594	15,504
Mortgage servicing rights, net	14,038		13,894	13,443	13,474	13,546
Other assets	105,418		100,333	89,040	92,844	99,638
Total assets	$8,609,936		$8,481,352	$7,651,379	$7,617,825	$7,564,651

Liabilities and stockholders' equity:
Deposits:
Non-interest bearing	$1,791,364		$1,637,151	$1,533,484	$1,458,460	$1,491,683
Interest bearing	5,214,848		5,322,348	4,645,558	4,676,677	4,642,067
Total deposits	7,006,212		6,959,499	6,179,042	6,135,137	6,133,750
Securities sold under repurchase agreements	502,250		432,478	462,985	488,898	457,437
Accounts payable, accrued expenses and other liabilities	72,006		63,713	51,456	48,770	52,489
Long-term debt	38,067		36,882	36,893	36,905	36,917
Subordinated debentures held by subsidiary trusts	82,477		102,916	82,477	82,477	82,477
Total liabilities	7,701,012		7,595,488	6,812,853	6,792,187	6,763,070
Stockholders' equity:
Common stock	323,596		321,132	283,697	286,553	285,535
Retained earnings	587,862		572,362	560,469	546,444	532,087
Accumulated other comprehensive income (loss)	(2,534)		(7,630)	(5,640)	(7,359)	(16,041)
Total stockholders' equity	908,924		885,864	838,526	825,638	801,581
Total liabilities and stockholders' equity	$8,609,936		$8,481,352	$7,651,379	$7,617,825	$7,564,651

CONSOLIDATED CAPITAL RATIOS
Total risk-based capital	16.15%	*	16.34%	16.69%	16.83%	16.75%
Tier 1 risk-based capital	14.52	*	14.71	15.02	15.16	14.93
Tier 1 common capital to total risk-weighted assets	13.08	*	12.89	13.45	13.55	13.31
Leverage Ratio	9.61	*	10.42	10.35	10.27	10.08
Tangible common stockholders' equity to tangible assets**	8.22		8.07	8.72	8.58	8.32

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2014				2013
ASSET QUALITY	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
Allowance for loan losses	$74,200	$74,231	$78,266	$81,371	$85,339
As a percentage of period-end loans	1.52%	1.53%	1.74%	1.86%	1.96%

Net charge-offs (recoveries) during quarter	$149	$4,296	$1,104	$(1,032)	$3,651
Annualized as a percentage of average loans	0.01%	0.36%	0.10%	(0.10)%	0.34%

Non-performing assets:
Non-accrual loans	$62,182	$71,915	$79,166	$88,114	$94,439
Accruing loans past due 90 days or more	2,576	1,348	1,494	1,664	2,232
Total non-performing loans	64,758	73,263	80,660	89,778	96,671
Other real estate owned	13,554	18,496	16,425	16,594	15,504
Total non-performing assets	78,312	91,759	97,085	106,372	112,175
As a percentage of:
Total loans and OREO	1.59%	1.88%	2.15%	2.43%	2.57%
Total assets	0.91%	1.08%	1.27%	1.40%	1.48%

ASSET QUALITY TRENDS	Provision for Loan Losses	Net Charge-offs (Recoveries)	Allowance for Loan Losses	Accruing Loans 30-89 Days Past Due	Accruing TDRs	Non-Performing Loans	Non-Performing Assets
Q4 2011	$13,751	$21,473	$112,581	$75,603	$37,376	$204,094	$241,546
Q1 2012	11,250	7,929	115,902	58,531	36,838	185,927	230,683
Q2 2012	12,000	25,108	102,794	55,074	35,959	136,374	190,191
Q3 2012	9,500	13,288	99,006	48,277	35,428	127,270	167,241
Q4 2012	8,000	6,495	100,511	34,602	31,932	110,076	142,647
Q1 2013	500	3,107	97,904	41,924	35,787	100,535	133,005
Q2 2013	375	(249)	98,528	39,408	23,406	105,471	128,253
Q3 2013	(3,000)	2,538	92,990	39,414	21,939	96,203	114,740
Q4 2013	(4,000)	3,651	85,339	26,944	21,780	96,671	112,175
Q1 2014	(5,000)	(1,032)	81,371	41,034	19,687	89,778	106,372
Q2 2014	(2,001)	1,104	78,266	24,250	23,531	80,660	97,085
Q3 2014	261	4,296	74,231	38,400	20,956	73,263	91,759
Q4 2014	118	149	74,200	28,848	20,952	64,758	78,312

CRITICIZED LOANS	Special Mention	Substandard	Doubtful	Total
Q4 2011	$240,903	$269,794	$120,165	$630,862
Q1 2012	242,071	276,165	93,596	611,832
Q2 2012	220,509	243,916	81,473	545,898
Q3 2012	223,306	229,826	66,179	519,311
Q4 2012	209,933	215,188	42,459	467,580
Q1 2013	197,645	197,095	43,825	438,565
Q2 2013	192,390	161,786	52,266	406,442
Q3 2013	180,850	168,278	42,415	391,543
Q4 2013	159,081	154,100	45,308	358,489
Q1 2014	174,834	161,103	31,672	367,609
Q2 2014	160,271	155,744	29,115	345,130
Q3 2014	156,469	156,123	39,450	352,042
Q4 2014	154,084	163,675	34,854	352,613

*Preliminary estimate - may be subject to change.
**See Non-GAAP Financial Measures included herein for a discussion regarding core net income, tangible book value per common share, core return on average assets, core return on average common equity, return on average tangible common equity and tangible common stockholders' equity to tangible assets.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited, $ in thousands)

	Three Months Ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$4,870,509	$61,619	5.02%	$4,751,928	$61,445	5.13%	$4,323,504	$55,920	5.13%
Investment securities (2)	2,195,178	9,413	1.70	2,094,449	8,953	1.70	2,134,052	9,649	1.79
Interest bearing deposits in banks	745,171	504	0.27	548,794	374	0.27	430,912	275	0.25
Federal funds sold	597	—	—	1,909	3	0.62	789	1	0.50
Total interest earnings assets	7,811,455	71,536	3.63	7,397,080	70,775	3.80	6,889,257	65,845	3.79
Non-earning assets	774,963			753,324			601,996
Total assets	$8,586,418			$8,150,404			$7,491,253
Interest bearing liabilities:
Demand deposits	$2,148,522	$538	0.10%	$2,100,931	$532	0.10%	$1,807,865	$510	0.11%
Savings deposits	1,845,601	634	0.14	1,751,595	616	0.14	1,600,723	592	0.15
Time deposits	1,252,410	2,369	0.75	1,217,023	2,339	0.76	1,219,796	2,484	0.81
Repurchase agreements	481,901	56	0.05	439,739	52	0.05	431,397	62	0.06
Other borrowed funds	11	—	—	1,781	27	6.01	14	—	—
Long-term debt	38,037	558	5.82	36,886	482	5.18	36,983	486	5.21
Subordinated debentures held by subsidiary trusts	98,930	796	3.19	89,142	598	2.66	82,477	602	2.90
Total interest bearing liabilities	5,865,412	4,951	0.33	5,637,097	4,646	0.33	5,179,255	4,736	0.36
Non-interest bearing deposits	1,751,023			1,570,121			1,461,126
Other non-interest bearing liabilities	74,378			54,722			51,674
Stockholders’ equity	895,605			888,464			799,198
Total liabilities and stockholders’ equity	$8,586,418			$8,150,404			$7,491,253
Net FTE interest income		66,585			66,129			61,109
Less FTE adjustments (2)		(1,069)			(1,047)			(1,135)
Net interest income from consolidated statements of income		$65,516			$65,082			$59,974
Interest rate spread			3.30%			3.47%			3.43%
Net FTE interest margin (3)			3.38%			3.55%			3.52%
Cost of funds, including non-interest bearing demand deposits (4)			0.26%			0.26%			0.28%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited, $ in thousands)

	Twelve Months Ended
	December 31, 2014			December 31, 2013
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$4,602,907	$233,273	5.07%	$4,281,673	$222,450	5.20%
Investment securities (2)	2,122,587	36,755	1.73	2,151,495	38,695	1.80
Interest bearing deposits in banks	506,067	1,334	0.26	391,515	992	0.25
Federal funds sold	1,391	7	0.50	2,852	18	0.63
Total interest earnings assets	7,232,952	271,369	3.75	6,827,535	262,155	3.84
Non-earning assets	715,846			600,919
Total assets	$7,948,798			$7,428,454
Interest bearing liabilities:
Demand deposits	$1,992,565	$2,094	0.11%	$1,751,990	$1,963	0.11%
Savings deposits	1,723,073	2,444	0.14	1,566,211	2,445	0.16
Time deposits	1,198,053	9,241	0.77	1,289,108	11,392	0.88
Repurchase agreements	454,265	237	0.05	456,840	294	0.06
Other borrowed funds	8	—	—	10	—	—
Long-term debt	37,442	2,016	5.38	37,102	1,936	5.22
Preferred stock pending redemption	—	—	—	2,329	159	6.83
Subordinated debentures held by subsidiary trusts	88,304	2,574	2.91	82,477	2,506	3.04
Total interest bearing liabilities	5,493,710	18,606	0.34	5,186,067	20,695	0.40
Non-interest bearing deposits	1,543,079			1,411,270
Other non-interest bearing liabilities	56,147			51,587
Stockholders’ equity	855,862			779,530
Total liabilities and stockholders’ equity	$7,948,798			$7,428,454
Net FTE interest income		252,763			241,460
Less FTE adjustments (2)		(4,302)			(4,493)
Net interest income from consolidated statements of income		$248,461			$236,967
Interest rate spread			3.41%			3.44%
Net FTE interest margin (3)			3.49%			3.54%
Cost of funds, including non-interest bearing demand deposits (4)			0.26%			0.31%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, this release contains certain non-GAAP financial measures that management uses to provide supplemental perspectives on capital adequacy, operating results, performance trends and financial condition. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts certain capital adequacy measures to exclude intangible assets except mortgage servicing rights. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company's performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of the Company's capitalization to other companies.

The Company also adjusts earnings and certain performance ratios to exclude non-core revenues and expenses, including investment securities net gains or losses, acquisition expenses consisting primarily of travel expenses and professional fees, and nonrecurring litigation expenses. Management believes these non-GAAP financial measures are useful to investors in evaluating operating trends by excluding amounts which the Company views as unrelated to its normalized operations. These non-core income and expense adjustments are presented net of estimated income tax expense.

The following table reconciles the above described non-GAAP financial measures to their most directly comparable GAAP financial measures as of the dates indicated.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited, $ in thousands, except share and per share data)

		2014				2013
As Of or For the Quarter Ended		Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
Net income		$22,776	$19,155	$21,077	$21,393	$20,775
Adj: investment securities (gains) losses, net		19	8	(17)	(71)	25
Plus: acquisition & nonrecurring litigation expenses		2,368	5,052	597	—	—
Adj: income taxes		(903)	(1,913)	(219)	27	(9)
Total core net income	(A)	24,260	22,302	21,438	21,349	20,791

Total non-interest income		$31,361	$29,363	$26,571	$24,106	$25,674
Adj: investment securities (gains) losses, net		19	8	(17)	(71)	25
Total core non-interest income		31,380	29,371	26,554	24,035	25,699
Net interest income		65,516	65,082	59,727	58,136	59,974
Total core revenue		$96,896	$94,453	$86,281	$82,171	$85,673

Total non-interest expense		$61,653	$64,958	$55,920	$54,338	$57,785
Less: acquisition & nonrecurring litigation expenses		(2,368)	(5,052)	(597)	—	—
Core non-interest expense		$59,285	$59,906	$55,323	$54,338	$57,785

Total quarterly average stockholders' equity	(B)	$895,605	$888,464	$830,117	$807,940	$799,198
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		(218,407)	(208,346)	(187,710)	(188,078)	(188,415)
Average tangible common stockholders' equity	(C)	$677,198	$680,118	$642,407	$619,862	$610,783

Total stockholders' equity, period-end		$908,924	$885,864	$838,526	$825,638	$801,581
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(218,870)	(218,799)	(187,502)	(187,858)	(188,214)
Total tangible common stockholders' equity	(D)	$690,054	$667,065	$651,024	$637,780	$613,367

Total assets		$8,609,936	$8,481,352	$7,651,379	7,617,825	7,564,651
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(218,870)	(218,799)	(187,502)	(187,858)	(188,214)
Tangible assets	(E)	$8,391,066	$8,262,553	$7,463,877	$7,429,967	$7,376,437

Total quarterly average assets	(F)	$8,586,418	$8,150,404	$7,556,122	$7,487,960	$7,491,253

Total common shares outstanding, period end	(G)	45,788,415	45,672,922	44,255,012	44,390,095	44,155,063
Weighted-average common shares - diluted	(H)	46,037,344	45,460,288	44,575,963	44,620,776	44,541,497

Core earnings per share, diluted	(A/H)	$0.53	$0.49	$0.48	$0.48	$0.47
Tangible book value per share, period-end	(D/G)	15.07	14.61	14.71	14.37	13.89

Annualized net income	(I)	$90,361	$75,995	$84,540	$86,761	$82,423
Annualized core net income	(J)	96,249	88,481	85,988	86,582	82,486

Core return on average assets	(J/F)	1.12%	1.09%	1.14%	1.16%	1.10%
Core return on average common equity	(J/B)	10.75	9.96	10.36	10.72	10.32
Return on average tangible common equity	(I/C)	13.34	11.17	13.16	14.00	13.49
Tangible common stockholders' equity to tangible assets	(D/E)	8.22	8.07	8.72	8.58	8.32

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (continued)
(Unaudited, $ in thousands, except share and per share data)

As Of or For the Year Ended		Dec 31, 2014	Dec 31, 2013
Net income		$84,401	$86,136
Adj: investment securities (gains) losses, net		(61)	(1)
Plus: acquisition & nonrecurring litigation expenses		8,017	—
Adj: income taxes		(3,008)	—
Total core net income	(A)	89,349	86,135

Total non-interest income		$111,401	$111,679
Adj: investment securities (gains) losses, net		(61)	(1)
Total core non-interest income		111,340	111,678
Net interest income		248,461	236,967
Total core revenue		$359,801	$348,645

Total non-interest expense		$236,869	$222,069
Less: acquisition & nonrecurring litigation expenses		(8,017)	—
Core non-interest expense		$228,852	$222,069

Total average stockholders' equity	(B)	$855,862	$779,530
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		(200,740)	(188,954)
Average tangible common stockholders' equity	(C)	$655,122	$590,576

Total average assets	(D)	$7,948,798	$7,428,454

Total common shares outstanding, period end	(E)	45,788,415	44,155,063
Weighted-average common shares - diluted	(F)	45,210,561	44,044,602

Core earnings per share, diluted	(A/F)	$1.98	$1.96

Net income	(G)	$84,401	$86,136
Core net income	(H)	89,349	86,135

Core return on average assets	(H/D)	1.12%	1.16%
Core return on average common equity	(H/B)	10.44	11.05
Return on average tangible common equity	(G/C)	12.88	14.59

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com